Filed pursuant to Rule 433
Registration Statement No. 333-131266
January 23, 2007
Relating to Pricing Supplement No. 193
dated January 23, 2007

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – January 23, 2007
20% Reverse Exchangeable Securities Due January 31, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. (the “Security”)

Issue Price (Initial Share Price):	$35.63 per Security (Par)
Aggregate Principal Amount:	$35,000,061.60
Interest Rate:	20% per annum
Interest Payment Dates:	The last day of each month, beginning February 28, 2007
Pricing Date:	January 23, 2007
Settlement Date:	January 30, 2007
Exchange Ratio:	0.85397 shares of AT&T Stock per Security
Exchange Price:	$41.7228 per Security
Exchange Factor:	1.0, subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to AT&T Inc.
Base Dividend:	$0.355 per share of AT&T Inc. common stock
Valuation Date:	January 29, 2008
Maturity Price:	The closing price of AT&T Stock on the Valuation Date times the Exchange Factor
Maturity Payoff:

At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s Concession:	0.10% per Security
CUSIP:	61750V626

But for the foregoing pricing terms, the terms of the Securities are similar in all material respects to the terms of the 20% Reverse Exchangeable Securities Due March 9, 2007, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc. The pricing supplement relating to such securities may be accessed via the following link: Pricing Supplement No. 33 to Registration Statement No.333-131266 dated March 1, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006
Prospectus, dated January 25, 2006